EXHIBIT 10.33

OPPENHEIMER & CO. INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of January 1, 2005)

(As Further Amended and Restated with respect to Specified Elective Accounts Effective as of March 1, 2013)

1.	Introduction

1.01	Purpose of the Plan. The purpose of this Oppenheimer & Co. Inc. Deferred Compensation Plan is to enhance the overall effectiveness of the Company’s executive compensation program by providing a vehicle for the deferral of compensation of a select group of the Company’s executives and highly compensated employees.

1.02	Effect of Restatement. This Plan, as amended and restated, is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All amounts credited and vested under the Plan prior to January 1, 2005 (and all deemed earnings and losses thereon) are intended to be treated as a separate “grandfathered” plan for these purposes and not subject to Section 409A unless such plan is materially modified within the meaning of Section 409A and applicable guidance thereunder following October 3, 2004.

Accordingly, other than with respect to the Specified Elective Accounts, as defined below (and all deemed earnings and losses thereon) from and after the Restatement Date, all Elective Incentive Pay Credits that were credited under the Plan prior to January 1, 2005 (and deemed earnings and losses thereon) are considered to be “Grandfathered Accounts.” Similarly, all Bonus Deferral Credits that were vested under the Plan prior to January 1, 2005 (and deemed earnings and losses thereon) are considered to be “Grandfathered Accounts.” Grandfathered Accounts shall be subject to the terms and conditions of the Plan as in effect on December 31, 2004. All Bonus Deferral Credits that were credited on or after January 1, 2005 or that were credited before January 1, 2005 under the Plan but that were not yet vested on December 31, 2004 (and deemed earnings and losses thereon) are governed by the terms of the Plan as amended and restated as of January 1, 2005, which terms have been incorporated into this amended and restated Plan.

Effective as of March 1, 2013 (the “Restatement Date”), all Elective Incentive Pay Credits (and all deemed earnings and losses thereon) that were considered Grandfathered Accounts as of immediately prior to the Restatement Date and as to which payment has not yet commenced or been made as of the Restatement Date, (the “Specified Elective Accounts”) shall, as of the Restatement Date, cease to be considered Grandfathered Accounts subject to the terms and conditions of the Plan as in effect on December 31, 2004, and instead, such Specified Elective Accounts shall be governed by the terms of this amended and restated Plan.

2.	Definitions

2.01.	“Account” means the bookkeeping account maintained for a Participant to record his or her Account Credits, together with deemed earnings and losses thereon. A Participant’s Account shall consist of his or her Retirement Account and/or one or more Specific-Year Accounts, and includes all types of accounts permitted under this Plan. Each such portion of a Participant’s Account shall be further subdivided into a Deemed Investment Account and an Interest Credit Account. Subaccounts shall also be maintained within each Account to the extent necessary (i) to implement the vesting provisions of Section 7, and (ii) to reflect the portions of the Deemed Investment Account that are deemed invested in the respective investment funds available under the Plan.

2.02.	“Account Credits” means a Participant’s Bonus Deferral Credits and Elective Incentive Pay Credits.

2.03.	“Active Specific-Year Account” means a Specific-Year Account that has not become a Frozen Specific-Year Account.

2.04.	“Administrator” means the committee appointed by the Board to administer the Plan, or if no such committee is appointed, the Board shall serve as Administrator.

2.05.	“Affiliate” means each of the following: (a) any subsidiary within the meaning of Section 424(f) of the Code; (b) any parent within the meaning of Section 424(e) of the Code; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee.

2.06	“Beneficiary” means any person so designated in accordance with Section 10. References in the Plan to a Participant shall be deemed a reference to a Beneficiary where the context so requires.

2.07.	“Board” means the Board of Directors of the Company.

2.08.	“Bonus” means the Asset Bonus and/or Longevity Bonus under the Financial Advisor Compensation Program credited to the Participant’s Account pursuant to Section 6.01.

2.09	“Bonus Deferral Credit” means the portion of the Bonus that the Administrator may designate from time to time, which are automatically credited to a Participant’s Account pursuant to Section 6.01 and deferred under the Plan.

2.10.	“Cause” means misconduct in respect of an Employee’s duties to the Company, including, but not limited to, the Employee’s dishonesty, disloyalty, insubordination, unsatisfactory performance or attendance, or failure to follow policies, rules, or procedures of the Company, as determined by the Administrator in its sole discretion.

2.11.	“Change in Control” means a transaction or series of transactions (whether by way of merger, consolidation, sale of stock, recapitalization, or otherwise) as a result of which any Person acquires ultimate beneficial ownership of more than 50% of the voting power of Oppenheimer’s outstanding voting stock or more than 50% of the voting power of the Company’s outstanding voting stock. For purposes of this definition, “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and as used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof. Notwithstanding the foregoing, (i) “Person” excludes Oppenheimer, the Company, any subsidiary of the foregoing, any employee benefit plan sponsored or maintained by Oppenheimer, the Company, or any subsidiary (including any trustee of any such plan acting in his or her capacity as trustee), and (ii) acquisition by merger or consolidation does not include where the voting interests in Oppenheimer or the Company outstanding immediately prior to the transaction continue to represent more than 50% of the combined voting power of the voting interests in the surviving entity immediately after such merger or consolidation.

2.12.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.13.	“Commencement Year” means the Plan Year designated in a Specific-Year Election for the payment or commencement of benefits.

2.14.	“Company” means Oppenheimer & Co. Inc. and any successor thereto.

2.15.	“Deemed Investment Account” means the portion of a Participant’s Account that is subject to a Participant’s Deemed Investment Choices under Section 5.

2.16.	“Deemed Investment Choices” means a Participant’s election under Section 5 of the investment fund or funds used to measure the investment performance of the Participant’s Deemed Investment Account.

2.17.	“Designation Date” means the first business day of a calendar quarter.

2.18.	“Disability” means (i) any permanent physical or mental incapacity or disability rendering a Participant unable or unfit to perform effectively the duties and obligations of the Participant’s employment, or (ii) any illness, accident, injury, physical or mental incapacity, or other disability, which condition is expected to be permanent or long-lasting and has rendered the Participant unable or unfit to perform effectively the duties and obligations of the Participant’s employment for a period of at least 90 days in any 12 consecutive month period, in either case as determined by the Administrator in its sole discretion. Notwithstanding the foregoing, with respect to any portion of the Participant’s Account that is subject to Section 409A, “Disability” occurs if as a result of physical or mental impairment that can result in death or last a year or more: (i) the Participant is unable to engage in any substantial gainful activity, or (ii) the Participant is receiving income replacement benefits from insurance for three months or more.

2.19.	“Distribution Election” means a Participant’s election pursuant to Section 8A with respect to the timing and form of distribution of the Participant’s Account.

2.20.	Elective Incentive Pay Credits” means amounts credited to a Participant’s Account pursuant to Section 6.02 with respect to the Participant’s Incentive Pay and deferred under the Plan.

2.21.	“Eligible Employee” has the meaning ascribed thereto in Section 3.

2.22.	“Employee” means a common law employee of the Company.

2.23.	“Financial Advisor Compensation Program” means the Oppenheimer & Co. Inc. Financial Advisor Compensation Program (formerly known as the Retail Consultant Plan).

2.24.	“Frozen Specific-Year Account” means the Elective Incentive Pay Credits in a Specific-Year Account to which no further Elective Incentive Pay Credits may be added. A Specific-Year Account shall become a Frozen Specific-Year Account on the March 1 preceding the Commencement Year for such Elective Incentive Pay Credits, and shall continue to constitute a Frozen Specific-Year Account until the entire balance of such Specific Year Account has been distributed. The balance in a Frozen Specific-Year Account shall continue to be credited with interest and earnings in accordance with Sections 4.02 and 4.03 until the entire Specific-Year Account is distributed.

2.25.	“Incentive Pay” means such forms of incentive compensation (other than an Asset Bonus or Longevity Bonus under the Financial Advisor Compensation Program) as the Administrator may designate from time to time as eligible for an Incentive Pay Deferral Election hereunder.

2.26.	“Incentive Pay Deferral Election” means a Participant’s election pursuant to Section 8 or Section 8A, as applicable, to defer the payment of all or a portion of such Participant’s Incentive Pay.

2.27.	“Interest Credit Account” means the portion of a Participant’s Account to which interest credits are added in accordance with Section 4.03.

2.28.	“Oppenheimer” means Oppenheimer Holdings Inc.

2.29.	“Participant” means an Eligible Employee who has an Account balance under the Plan and whose Account has not been fully distributed.

2.30.	“Performance Year” means the calendar year on the basis of which a bonus or other incentive compensation is determined, as determined by the Administrator in its sole discretion.

2.31.	“Plan” means this Oppenheimer & Co. Inc. Executive Deferred Compensation Plan, as amended from time to time. Prior to January 1, 2005, the Plan was referred to as the Fahnestock & Co. Executive Deferred Compensation Plan.

2.32.	“Plan Year” means the calendar year.

2.33.	“Probation Period” has the meaning ascribed thereto in Section 7.04.

2.34.	“Quarterly Date” means the last day of a calendar quarter.

2.35.	“Retirement” means a Participant’s voluntary or involuntary termination of employment, which is also a “separation from service” under Section 409A, other than a termination for Cause or by reason of death or Disability, if at the time of such termination the Participant represents in writing to the Administrator that he or she does not intend to return to the workforce on a substantially full-time basis, or the Administrator otherwise determines in its sole discretion that the circumstances of the Participant’s termination makes such a return to the workforce unlikely. The unvested portion of a Participant’s Account at Retirement shall vest only at the end of the Probation Period, and only to the extent provided in Section 7.04.

2.36.	“Retirement Account” means, the portion of a Participant’s Account to which a Participant’s Retirement Election applies as contemplated under Section 8 or Section 8A, as applicable. Notwithstanding, the foregoing, effective January 1, 2009, no future Bonus Deferral Credits shall be credited to the Retirement Account.

2.37.	“Retirement Election” means an election pursuant to Section 8.04 or Section 8A.02, as applicable, with respect to the distribution of a portion of the Participant’s Account upon his or her Retirement. Notwithstanding, the foregoing, effective January 1, 2009, future Bonus Deferral Credits shall not be eligible for distribution upon a Participant’s Retirement.

2.38.	“Retirement/Specific Year Election” means a Participant’s election pursuant to Section 8.01 with respect to the respective percentages of future Account credits that are to be allocated to his or her Retirement Account and Specific Year Account.

2.39	“Scheduled Distribution Date” for a Plan Year means the date occuring within the period starting January 1st and ending on the last day in February of such Plan Year as selected by the Administrator for the distribution of lump-sum and installment payments payable in such Plan Year pursuant to Participants’ Specific-Year Elections, Retirement Elections, and/or Distribution Elections, as applicable, provided that the payments to be distributed are from a vested Account.

2.40.	“Specific-Year Account” means the portion of a Participant’s Account to which a Participant’s Specific-Year Election applies as contemplated under Section 8 or Section 8A, as applicable.

2.41.	“Specific-Year Election” means a Participant’s election pursuant to Section 8.03 or Section 8A.02, as applicable, with respect to the distribution of a portion of the Participant’s Account on a specified date.

2.42.	“Unforeseeable Emergency” has the meaning ascribed thereto in Section 12.03.

2.43	“Valuation Date” means January 1 and the last day of each calendar quarter of any Plan Year, and any other day that the Administrator, in its sole discretion, designates as a Valuation Date.

2.44.	“Vested Account” means the vested portion of a Participant’s Account.

2.45.	“Vested Retirement Account” means the vested portion of a Participant’s Retirement Account.

2.46.	“Vested Specific-Year Account” means the vested portion of a Participant’s Specific-Year Account.

3.	Participation.

Any Eligible Employee shall be eligible to participate in the Plan. An Employee shall be an “Eligible Employee” with respect to a Plan Year if (i) either (A) he or she has been designated to be eligible for an Asset Bonus or a Longevity Bonus under the Financial Advisor Compensation Program on account of a Performance Year in which such Employee also generates gross commissions of at least $250,000, or (B) he or she has been designated by the Administrator as eligible to make an Incentive Pay Deferral Election under Section 6.02, and (ii) he or she has filed an enrollment form on such form as is designated by the Administrator. Participation in the Plan shall terminate when all amounts credited to a Participant’s Account have been distributed and/or forfeited.

4.	Accounts.

4.01.	Maintenance of Accounts. The Administrator shall maintain records showing the individual balances in each Retirement Account and Specific-Year Account, and any subaccounts of the foregoing.

4.02.	Crediting of Investment Return for Deemed Investment Account. As of any Valuation Date, each Participant’s Deemed Investment Account shall, under such procedures as the Administrator shall establish, be credited or debited with the Participant’s allocable share of any increase or decrease in the realizable net asset value or credited earnings, as applicable, of the respective deemed investment funds. Such allocable share shall be based on the ratio that the portion of such Participant’s Deemed Investment Account that is deemed, pursuant to such Participant’s Deemed Investment Choices, to be invested in an investment fund bears to the aggregate of all amounts deemed to be invested in such investment fund.

4.03.	Crediting of Interest on Interest Credit Account. As of any Valuation Date, each Participant’s Interest Credit Account shall be credited with interest at such rate as the Administrator may establish from time to time in its sole discretion. The Administrator may change such rate in its sole discretion as of the first day of any calendar quarter.

4.04.	Accounting for Distributions. As of the date of any distribution to a Participant, the amount of such distribution shall be charged ratably to the Deemed Investment Account and Interest Credit Account components of the Participant’s Retirement Account or Specific-Year Account, as applicable.

4.05.	Segregation of Retirement and Specific-Year Accounts. In the event that either (i) a Retirement Account and one or more Specific-Year Accounts, or (ii) two or more Specific-Year Accounts are maintained for a Participant, each such component Account (a) shall be treated as a separate Account for purposes of applying the provisions of this Section 4, and (b) shall be the subject of separate Deemed Investment Choices.

5.	Deemed Investment Account

5.01.	Filing of Deemed Investment Choices. Subject to such limitations as may from time to time be imposed by the Administrator, prior to the commencement of his or her participation in the Plan and prior to any Designation Date each Participant may specify Deemed Investment Choices, on such form as the Administrator shall prescribe, which shall designate from among the deemed investment funds available for selection under the Plan from time to time the deemed investment fund or funds which shall be used to measure the deemed investment performance of the Participant’s Deemed Investment Account. Such direction shall designate the percentage (in whole percent multiples) of each portion of the Participant’s Deemed Investment Account that is requested to be deemed invested in such respective funds, and shall be effective as of the next Designation Date.

5.02.	Change in Deemed Investment Choices. A Participant’s Deemed Investment Choices shall remain in effect until the first Designation Date after the Participant files new Deemed Investment Choices, at which time the Participant’s Deemed Investment Account and/or future Account Credits shall be reallocated among the designated deemed investment funds according to the percentages specified in the new Deemed Investment Choices.

5.03.	Deficient Deemed Investment Choices. If the Administrator receives an initial or revised specification of Deemed Investment Choices that it deems to be incomplete, unclear, or improper, the Participant’s Deemed Investment Choices then in effect shall remain in effect (or, in the case of a deficiency in the Participant’s initial Deemed Investment Choices, the Participant shall be deemed to have filed no Deemed Investment Choices) until the next Designation Date, unless the Administrator permits the application of corrective action prior thereto.

5.04.	Default Direction. If the Administrator possesses at any time directions as to the deemed investment of less than all of the Participant’s Deemed Investment Account, the Participant shall be deemed to have directed that the undesignated portion of the Deemed Investment Account be invested in a fund made available under the Plan as determined by the Administrator in its sole discretion.

5.05.	Indemnity. Each Participant, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Company and its agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant’s Deemed Investment Account.

6.	Account Credits

6.01.	Bonus Deferral Credits. For each Plan Year, the Company shall credit to a Participant’s Account a Bonus Deferral Credit equal to the sum of the Participant’s Asset Bonus and Longevity Bonus under the Financial Advisors Compensation Program on account of the immediately preceding Performance Year. The Bonus Deferral Credit shall be automatically credited to a Participant’s Account as of the February 1 immediately following the end of the Performance Year, and the amount of such Bonus Deferral Credit shall be allocated 60% to the Participant’s Deemed Investment Account and 40% to the Participant’s Interest Credit Account.

6.02.	Elective Incentive Pay Credits. The Administrator may, in its sole discretion, designate certain select Employees as being eligible to make an Incentive Pay Deferral Election. An Eligible Employee described in the preceding sentence may elect to defer all or a portion of his or her Incentive Pay payable on account of a Performance Year by making an Incentive Pay Deferral Election prior to the Performance Year under Section 8A. Any Elective Incentive Pay Credit pursuant to an Incentive Pay Deferral Election shall be credited, as of the February 1 following the end of the Performance Year, 60% to the Participant’s Deemed Investment Account and 40% to the Participant’s Interest Credit Account.

7.	Vesting

7.01.	Vesting of Subaccounts.

(a)	Except as otherwise provided in subsection (b), the subaccount to which a Participant’s Bonus Deferral Credits with respect to a Performance Year are credited shall vest on the December 31 of the fifth year following such Performance Year, provided the Participant has been continuously employed by the Company or Affiliate through such vesting date.

(b)	If a Participant has attained age 63, (i) the subaccount to which the Participant’s Bonus Deferral Credits are credited on or after attaining age 63 shall be fully vested on the December 31 of the second year following the Performance Year in which such Participant attains age 63, provided the Participant has been continuously employed by the Company through such vesting date, and (ii) the subaccount to which the Participant’s Bonus Deferral Credits were credited prior to attaining age 63 shall vest on the earlier of (x) the normal vesting date specified in clause (a) above, or (y) the December 31 of the second year following the Performance Year in which such Participant attains age 63, provided the Participant has been continuously employed by the Company or an Affiliate through such vesting date.

(c)	The Subaccount to which a Participant’s Incentive Pay Deferral Elections are credited shall be fully vested at all times.

7.02.	Forfeiture Upon Termination of Employment. Except as otherwise provided in this Section 7, upon a Participant’s termination of employment for any reason, the unvested portion of his or her Account shall be forfeited.

7.03.	Death or Disability. In the event of a Participant’s termination of employment by reason of death or Disability, the entire balance in his or her Account shall become fully vested on such termination.

7.04.	Retirement. In the event of a Participant’s termination of employment by reason of Retirement, the unvested portion of his or her Account at the time of such Retirement shall not be immediately forfeited or vested but, (i) shall be forfeited if the Participant becomes employed or self-employed on a substantially full-time basis at any time during the 24-month period commencing on the date of such Retirement (the “Probation Period”), and (ii) shall become fully vested at the end of the Probation Period (or earlier date of the Participant’s death) if not previously forfeited pursuant to clause (i).

8.	Distribution Elections (Grandfathered Accounts). The provisions of this Section 8 apply to the Grandfathered Accounts only. The provisions of Section 8A apply to the Accounts that are not Grandfathered Accounts. The provisions of Section 8B apply to Specified Elective Accounts from and after the Restatement Date.

8.01.	Retirement/Specific-Year Allocation Election.

(a)	A Participant may file at any time during a Plan Year a Retirement/Specific-Year Allocation Election, on such form as the Administrator shall prescribe, to designate the respective percentages of future Account Credits added to the Participant’s Account in that Plan Year or subsequent Plan Years that are to be allocated to the Participant’s Retirement Account and Specific-Year Account.

(b)	A Participant may prospectively change his or her Retirement/Specific-Year Allocation Election at any time by filing a new election in accordance with subsection (a).

8.02.	Allocation of Account Credits in Accordance With Election. All Account Credits credited to a Participant’s Account during the period of effectiveness of a Participant’s Retirement/Specific-Year Allocation Election shall be allocated to the Participant’s Active Specific-Year Account to the extent of the percentage provided in such election, and the remaining portion of any such Account Credits shall be allocated to the Participant’s Retirement Account. Notwithstanding the foregoing, in the event that the Participant either has no Retirement/Specific-Year Allocation Election in effect or has no Active Specific-Year Account at the time such allocation is to be made, 100% of the Participant’s Account Credits shall be allocated to his or her Retirement Account.

8.03.	Specific-Year Election.

(a)	A Participant may at any time file a Specific-Year Election with the Administrator on such form as the Administrator shall prescribe specifying (i) whether the Participant’s Specific-Year Account is to be paid in a lump sum or in substantially equal annual installments, (ii) the specific year prior to Retirement in which such lump-sum payment is to be made or such installments are to commence, (iii) if installments are elected, the number of such installments (which shall not exceed 15). The Plan Year in which such election is made must precede by at least two Plan Years (one Plan Year if the election is made in January) the Commencement Year designated in such Specific-Year Election. The Commencement Year must not be earlier than the first year in which a Participant is scheduled to become partially vested in his or her Specific-Year Account.

(b)	A Participant’s Specific-Year Election may be changed at any time during a Plan Year, but only if such Plan Year precedes by at least two Plan Years (one Plan Year if the change is made in January) both (i) the Commencement Year designated in the original Specific-Year Election and (ii) the Commencement Year designated in the revised Specific-Year Election. A Participant shall not be permitted to change a Specific-Year Election with respect to a given Specific-Year Account more than once.

8.04.	Retirement Election.

(a)	Prior to his or her commencement of participation, each Eligible Employee shall file a Retirement Election with the Administrator on such form as the Administrator shall prescribe specifying (i) whether the Participant’s Vested Retirement Account is to be paid in a lump sum or in substantially equal annual installments, and (ii) if installments are elected, the number of such installments (which shall not exceed 15).

(b)	A Participant’s Retirement Election may be changed at any time; provided, however that (i) such change shall be effective only if made no later than the January 31 of the Plan Year in which the Participant retires, and (ii) a Participant shall not be permitted to change a Retirement Election more than once.

8A.	Deferral and Distribution Elections (Non-Grandfathered Accounts). The provisions of this Section 8A apply only to the Accounts (and deemed earnings and losses thereon) that are not Grandfathered Accounts or Specified Elective Accounts.

8A.01.	Initial Deferral Election (Incentive Pay).

(a)	With respect to Elective Incentive Pay Credits, a Participant must file an Incentive Pay Deferral Election prior to December 31 of the calendar year preceding the Performance Year in respect of which the Participant’s Incentive Pay is earned (or not later than 30 calendar days after the date the Participant is first eligible to participate in the Plan, as applicable).

(b)	An Incentive Pay Deferral Election applies only to the Participant’s Incentive Pay for the Performance Year (or Performance Years) to which such election relates, and may apply to multiple Performance Years to the extent permitted by the Administrator.

(c)	All Incentive Pay Deferral Elections shall be made on such form as the Administrator shall designate, including electronic format, which shall specify, with regard to the applicable Performance Year, the following: (i) the portion of the Participant’s Incentive Pay for the applicable Performance Year which the Participant elects to defer hereunder, and (ii) the payment date and deferral period, as described in Section 8A.02 below.

(d)	An Incentive Pay Deferral Election must be submitted to the Administrator on a timely basis in order to be given effect. Once a Participant has submitted an Incentive Pay Deferral Election, the Participant may only revoke or change that deferral election if the Participant notifies the Administrator in writing of the revocation or change prior to the filing deadline specified in clause (a) above.

8A.02.	Payment Date Incentive Pay Elections and Bonus Default.

(a)	With respect to Elective Incentive Pay Credits, a Participant must file an initial Distribution Election on or prior to December 31 of the calendar year preceding the Performance Year in respect of which the Participant’s Incentive Pay is earned (or not later than 30 calendar days after the date the Participant is first eligible to participate under the Plan, as applicable).

Effective January 1, 2009, with respect to Bonus Deferral Credits (which are automatically granted), a Participant shall not be entitled to file a Distribution Election, but rather the Company shall notify the Participant that he or she is eligible to receive the Bonus Deferral Credits credited to his or her Account, in the first 30 days of the calendar year following the calendar year to which the Bonus relates and shall be distributed in a lump sum on the Scheduled Distribution Date following vesting of the Bonus Deferral Credits pursuant to Section 7 of this Plan, unless subject to a subsequent deferral election applicable to Specific Year Accounts under Section 8A.03, provided that the distribution shall be made solely in a lump sum. For the avoidance of doubt, such Bonus shall be subject to the terms and conditions of the Financial Advisor Compensation Program, and each Participant shall have no legally binding right to any payment thereunder unless and until the Company decides to credit Bonus Deferral Credits to the Participant’s Account. Prior to January 1, 2009, a Participant was entitled to file a Distribution Election with respect to Bonus Deferral Credits.

(b)	A Distribution Election applies only to the Participant’s Incentive Pay Credits or pre–January 1, 2009 Bonus Deferral Credits for the Performance Year (or Performance Years) to which such election relates, and the Participant shall provide a new Distribution Election for each Performance Year.

(c)	All Distribution Elections shall be made on such form as the Administrator shall designate, including electronic forms, which shall specify, with regard to the applicable Performance Year(s), the following: (i) the portion of the Participant’s Bonus Deferral Credits made prior to January 1, 2009 and/or Elective Incentive Pay Credits, as applicable, that the Participant elects to receive on the Participant’s Retirement, which shall be allocated to the Participant’s Retirement Account (the “Retirement Election”), and (ii) the portion of the Participant’s Bonus Deferral Credits and/or Elective Incentive Pay Credits, as applicable, that the Participant elects to receive on a specified date, which shall be allocated to the Participant’s Specific-Year Account (the “Specific-Year Election”).

(d)	Solely with respect to Elective Incentive Pay Credits and pre – January 1, 2009 Bonus Deferral Credits and which shall occur with respect to the Participant’s Specific Year Election, the Distribution Election shall also specify at the time of such election (i) whether the Vested Specific-Year Account is to be paid in a lump sum or substantially equal annual installments (which must be at least one full Plan Year following the date such election is filed) (ii) the specific year in which such lump-sum payment is to be made or such installments are to commence, and (iii) if installments are elected, the number of such installments (which shall not exceed 15). In the event that the Participant has not specified the form of payment with respect to any Vested Specific Year Account, such Vested Specific-Year Account shall be paid in a lump-sum on the Scheduled Distribution Date pursuant to the Specific-Year Election.

(e)	With respect to the Participant’s Retirement Election, the Distribution Election shall also specify at the time of such election (i) whether the Participant’s Vested Retirement Account is to be paid in a lump sum or in substantially equal annual installments, and (ii) if installments are elected, the number of such installments (which shall not exceed 15). In the event the Participant has not specified the form of payment with respect to any Vested Retirement Account, such Vested Retirement Account shall be paid in a lump-sum on the Scheduled Distribution Date pursuant to the Retirement Election.

(f)	A Distribution Election must be submitted to the Administrator on a timely basis in order to be given effect. Once a Participant has submitted a Distribution Election, the Participant may only revoke or change that election if the Participant notifies the Administrator in writing of the revocation or change prior to the filing deadline specified in clause (a) above.

8A.03.	Subsequent Deferral Elections for Specific-Year Accounts. The extent permitted by the Administrator and in accordance with its procedures, a Participant may elect to extend the Commencement Year with respect to amounts covered by a Specific-Year Election both with respect to Incentive Pay Credits and Bonus Deferral Credits (regardless of whether pre- or post- January 1, 2009), and thereby defer payment of the corresponding portion of the Participant’s Specific-Year Account (including deemed earnings and losses thereon), provided that: (i) the Participant’s subsequent deferral election may not be effective until 12 months after the date the subsequent deferral election is made; (ii) the subsequent deferral election must be made at least 12 months prior to the date the payment would otherwise be made (or, in the case of installment payments, the date the first amount was scheduled to be made); and (iii) the payment is delayed by at least five years from the original payment date (or, in the case of installment payments, the date the first amount was scheduled to be made). This paragraph shall not apply with respect to any portion of the Participant’s Frozen Specific-Year Account.

8A.04.	Change in Form of Payment. Solely with respect to Elective Incentive Pay Credits, to the extent permitted by the Administrator and in accordance with its procedures, a Participant may elect to change the form of payment with respect to amounts covered by a Specific-Year Election or Retirement Election, as applicable, provided that: (i) the Participant’s election may not be effective until 12 months after the date such election is made; (ii) the election must be made at least 12 months prior to the date the payment would otherwise be made (or, in the case of installment payments, the date the first amount was scheduled to be made); and (iii) with respect to Specific-Year Elections, the payment is delayed by at least five years from the original payment date (or in the case of installment payments, the date the first amount was scheduled to be made). This paragraph shall not apply with respect to any portion of the Participant’s Frozen Specific-Year Account.

8B.	Distribution Elections and Distributions with Respect to Specified Elective Accounts. The provisions of this Section 8B apply only to the Accounts (and deemed earnings and losses thereon) that are Specified Elective Accounts, effective as of the Restatement Date.

8B.01.	Specified Elective Account Distribution Election. Notwithstanding any Specific-Year Election or Retirement Election or any provision of the Plan in effect prior to the Effective Date, effective as of the Restatement Date, a Participant’s Specified Elective Accounts shall be paid in ten (10) annual installments commencing on the Scheduled Distribution Date that occurs in the Plan Year immediately following the Plan Year in which the earliest of the following events occurs:

(a)	the Participant’s Retirement;

(b)	the Participant’s Disability;

(c)	the Participant’s termination of employment (which is also a “separation from service” under Section 409A) for any reason other than Retirement, death, or Disability; or

(d)	the Participant’s attainment of age 70 while employed;

provided, that upon the Participant’s death, the Participant’s Specified Elective Accounts shall be paid to the Beneficiary of the Participant in a lump sum payment as soon as practicable (and in no event later than 70 days following) the Participant’s death.

8B.02.	Change in Time and Form of Payment of Specified Elective Account. To the extent permitted by the Administrator and in accordance with its procedures, a Participant may elect to change the time and form of payment of the Participant’s Specified Elective Accounts, provided that: (i) the Participant’s election may not be effective until 12 months after the date such election is made; (ii) in the case of a payment at a specified time or pursuant to a fixed schedule, the election must be made at least 12 months prior to the date the payment would otherwise be made (or, in the case of installment payments, the date the first amount was scheduled to be made); and (iii) in the case of a payment not on account of the Participant’s death or Disability or on account of the occurrence of an Unforeseeable Emergency, the payment is delayed by at least five years from the original payment date (or in the case of installment payments, the date the first amount was scheduled to be made).

8B.03	Distributions of Specified Elective Accounts. Except as otherwise provided in Section 8B.03(b), this Section 8B.03 (and not Section 9) shall apply to distributions of Specified Elective Accounts notwithstanding anything in Section 9 to the contrary.

(a)	The Participant’s Specified Elective Accounts shall be distributed in accordance with the provisions of Section 8B.01, except as may be modified in accordance with (and only as permitted and effective under) Section 8B.02.

Notwithstanding the foregoing, if the Participant is deemed on the date of his “separation from service” to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A (after taking into account all applicable exclusions and exemptions) and that is payable on account of the Participant’s “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service” , and (ii) the date of the Participant’s death (the “Delayed Payment Date”, and the period from the date of termination through Delayed Payment Date, the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to the Participant in a lump sum, and any remaining payments shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b)	For purposes of determining the amount of a distribution made on a Scheduled Distribution Date, a Participant’s Specified Elective Accounts shall be valued in accordance with the provisions of Section 9.01.

9.	Distributions

Except as otherwise provided in Section 8B with respect to Specified Elective Accounts:

9.01.	Valuation of Accounts.

(a)	For purposes of determining the amount of a distribution made on a Scheduled Distribution Date, a Participant’s Account shall be valued as of the January 1 Valuation Date immediately preceding such Scheduled Distribution Date.

(b)	For purposes of determining the amount of a distribution made on a date other than a Scheduled Distribution Date, a Participant’s Account shall be valued as of the last Quarterly Date preceding the date of the distribution. In the event that a distribution would otherwise be made on a date that is more than 60 days after the most recent Quarterly Date, the distribution shall be postponed until after the next Quarterly Date.

9.02.	Specific-Year Distribution.

(a)	Except as otherwise provided in this Section 9, a Participant’s Specific-Year Account shall be distributed at the time and in the manner specified in his or her Specific-Year Election.

(b)	In no event may the amount distributed to a Participant pursuant to a Specific-Year Account Election exceed the amount of his or her Vested Specific-Year Account. Any amount that is prevented from being distributed pursuant to this limitation shall be retained in the Specific-Year Account.

(c)	If, as a result of the limitation in Section 9.02(b), an amount remains in a Participant’s Specific-Year Account after the last scheduled installment has been distributed, such amount shall be distributed to the Participant if and to the extent it becomes vested on the next Scheduled Distribution Date.

9.03.	Distribution Upon Retirement (and Six Month Delay for Specified Employees).

(a)	Following a Participant’s Retirement, the balance in his or her Vested Retirement Account shall be distributed in accordance with his or her Retirement Election. A lump-sum payment shall be made, and an installment distribution shall commence, on the Scheduled Distribution Date that occurs in the Plan Year immediately following the Plan Year in which the Participant terminates employment by reason of Retirement.

If a Participant is deemed to be a “specified employee” within the meaning of Section 409A at the time of such Participant’s Retirement, then, to the extent necessary to comply with Section 409A with respect to his or her Vested Retirement Account, distributions of such amount shall not be paid (or commence) earlier than the date that is at least six months following the date of such specified employee’s “separation from service” (as defined in Section 409A). If applicable, in the case of a lump sum, such amount shall be paid on the first day of the seventh month following the Retirement. If applicable, in the case of installment payments, any installment that the Participant would have otherwise received hereunder during such six month period shall be accumulated and paid on the first day of the seventh month following the Participant’s Retirement.

(b)	If, at the time of a Participant’s Retirement, distributions of his or her Vested Specific-Year Account have commenced pursuant to a Specific-Year Election, any remaining installments shall be paid in accordance with such Specific-Year Election.

(c)	If, at the time of a Participant’s Retirement, payments pursuant to a Specific-Year Election have not commenced, notwithstanding any provision to the contrary herein, the Participant’s Specific-Year Election shall be of no further effect and the Participant’s Specific-Year Account shall be distributed in the same manner as his or her Retirement Account pursuant to Sections 9.03(a) and 9.04.

9.04.	Post-Retirement Probation Period. If, following a Participant’s Retirement, the unvested portions of his or her Retirement Account and (if applicable) Specific-Year Account become vested in accordance with Section 7.04 at the end of the Participant’s Probation Period, such portions shall be payable as provided in this Section 9.04.

(a)	If, at the end of the Probation Period, one or more payment dates remain pursuant to the Participant’s Retirement Election and/or Specific-Year Election, the newly vested portions of the Participant’s Retirement Account and Specific-Year Account shall be distributed ratably with the remainder of the Participant’s Retirement Account and Specific-Year Account, respectively, in accordance with such election.

(b)	If, prior to the end of the Probation Period, all other amounts in the Participant’s Retirement Account and/or Specific-Year Account had been distributed, the newly vested amount in the Participant’s Retirement Account and/or Specific-Year Account shall be distributed in a lump sum on the first Scheduled Distribution Date following the end of the Probation Period.

9.05.	Distribution Following Death or Disability. In the event of a Participant’s termination of employment by reason of the Participant’s death or Disability, then notwithstanding the Participant’s Retirement Election and any Specific-Year Elections the balance in his or her Account shall be distributed to the Participant (or, in the event of the Participant’s death, to his or her Beneficiary) as soon as practicable and in no event later than 70 days following such event.

9.06.	Distribution Following Termination for Other Reasons. In the event of a Participant’s termination of employment (which is also a “separation from service” under Section 409A) for any reason other than Retirement, death, or Disability, then notwithstanding the Participant’s Retirement Election and any Specific-Year Elections the balance in the Participant’s Vested Account shall be paid to him or her in a lump sum as soon as practicable following such termination but in no event later than 70 days following such termination.

Notwithstanding the foregoing, if required under Section 409A due to the fact that the Participant is a “specified employee” under Section 409A and the amount payable is considered “deferred compensation” of a type requiring a six-month delay under Section 409A, the amount payable shall be subject to a six-month delay in payment, and shall be paid on the first day of the seventh month following the termination of employment.

10.	Beneficiary Designation

10.01.	A Participant may from time to time designate one or more Beneficiaries to receive such benefits as may be payable under the Plan on or after the Participant’s death on such form as the Administrator shall prescribe. Any such designation will be effective only if properly filed with the Administrator during the Participant’s lifetime, and shall revoke all prior designations by the Participant.

10.02.	To the extent permitted by Section 409A, if at the time a benefit payment is due following a Participant’s death there is no living Beneficiary validly named by the Participant, the Company shall pay any such benefit payment in order of priority to (i) the Participant’s spouse, (ii) the Participant’s then living descendants, if any, per stirpes, or (iii) the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Administrator may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment, or if a dispute arises with respect to any such payment, the Administrator may, in its sole discretion, distribute such payment to the Participant’s estate without liability for any tax or other consequences that might flow therefrom or may take such other action as it deems appropriate.

11.	Change in Control

11.01.	The Administrator may take such actions in anticipation of a Change in Control as it deems appropriate to ensure the security of Participants’ benefit entitlements with respect to their Vested Accounts.

11.02.	In the event of the occurrence of a Change in Control, the Company shall, prior to such Change in Control or within 30 days thereafter, contribute to a “rabbi trust” assets having a fair market value at least equal to the sum of the Vested Account balances of the Participants in the Plan at such time. Under the terms of the trust agreement establishing such rabbi trust, assets of the rabbi trust shall be available only to pay benefits under the Plan except in the event of the Company’s bankruptcy or insolvency (or under such other limited circumstances as may be required to enable the Plan to continue to be treated as “unfunded” for Federal income tax and ERISA purposes).

12.	Distribution on Unforeseeable Emergency:

12.01.	Unforeseeable Emergencies. In the event of a Participant’s Unforeseeable Emergency (as defined below), such Participant may request a distribution from his or her Vested Account. Any such request shall be subject to the approval of the Administrator, which approval (a) shall only be granted to the extent reasonably needed to satisfy the need created by the Unforeseeable Emergency (which will take into account any additional compensation available due to cancellation of deferral elections hereunder), plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution, and (b) shall not be granted to the extent that such need may be relieved (i) through reimbursement or compensation by insurance or otherwise (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or (iii) by cessation of deferrals under the Plan. Any such request must be accompanied or supplemented by such written documentation supporting the request as the Administrator may require. An unforeseeable emergency withdrawal pursuant to this Section 12.01 shall be taken first from the Participant’s Vested Retirement Account to the extent thereof and then from the Participant’s Vested Specific-Year Account.

12.02.	Ineligibility to Make Incentive Pay Deferral Election. Any Participant who receives a distribution pursuant to Section 12.01 shall be ineligible to make an Incentive Pay Deferral Election with respect to any Incentive Pay to which the Participant becomes entitled on account of the Performance Year during which such distribution is paid.

12.03.	Unforeseeable Emergency. An “Unforeseeable Emergency” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or his or her dependent, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. Examples of circumstances not qualifying as an Unforeseeable Emergency include the need to send a Participant’s child to college and the desire to purchase a home.

13.	Administration

The Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan, including without limitation the power to delegate specific responsibilities for the operation and administration of the Plan to employees or agents. The Administrator shall have the full discretionary authority to interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan, including but not limited to questions of eligibility and the status and rights of Employees, Participants, and other persons. Benefits shall be paid under the Plan only if the Administrator in its sole discretion determines that the applicant is entitled to them. Any such determination by the Committee shall be conclusive and binding on all persons.

14.	General Provisions

14.01.	No Contract of Employment. The establishment of the Plan shall not be construed as conferring any legal rights upon any employee or Participant for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee or Participant and to treat such person without regard to the effect which such treatment might have upon such person as a Participant in the Plan.

14.02.	Withholding. As a condition to a Participant’s entitlement to benefits hereunder, the Company shall have the right to deduct from any amounts otherwise payable to a Participant, whether pursuant to the Plan or otherwise, or otherwise to collect from the Participant, any required withholding taxes with respect to benefits under the Plan.

14.03.	Participant Elections. Any elections or designations by the Participant under this Plan shall be made in such manner and under such procedures, including by electronic means, as the Administrator may prescribe from time to time.

14.04.	Non-Assignability of Benefits. Subject to any applicable law, no benefit under the Plan shall be subject in any manner to, nor shall the Administrator be obligated to recognize, any purported anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall in any manner be liable for or subject to garnishment, attachment, execution, or a levy, or liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

14.05.	Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then unless and until claims therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Administrator, the Company, and the Plan therefor.

14.06.	Unclaimed Benefit. In the event that all or any portion of the distribution payable to a Participant or Beneficiary hereunder shall, at the expiration of five years after it shall become payable, remain unpaid solely by reason of the inability of the Administrator to ascertain the whereabouts of such Participant or Beneficiary after sending a registered letter, return receipt requested, to the last known address and after further diligent effort, the amount so distributable shall be treated as a forfeiture and shall be retained by the Company as part of its general assets.

14.07.	Claims Procedure. A claim for a Plan benefit shall be deemed filed when a written communication is made by a Participant or Beneficiary, or the authorized representative of either, which is reasonably calculated to bring the claim to the attention of the Administrator. If a claim is wholly or partially denied, notice of such decision shall be furnished to the claimant in written or electronic format within 90 days after receipt of the claim by the Administrator. Such notice shall set forth, in a manner calculated to be understood by the claimant, (i) the specific reason or reasons for the denial, (ii) specific reference to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and (iv) an explanation of the Plan’s claims review procedure, including a statement of the Participant’s rights to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If no such notice is furnished to the claimant within 90 days after receipt of a claim by the Administrator, such claim shall be deemed wholly denied.

Within 60 days from the receipt of the notice of denial, a claimant may appeal such denial to the Administrator for a full and fair review. The review shall be instituted by the filing of a written request for review by the claimant or his or her authorized representative within the 60-day period referred to above. A request for review shall be deemed filed as of the date of receipt of such written request by the Administrator. The claimant or his or her authorized representative shall have the right to review all pertinent documents, may submit issues and comments in writing, and may do such other appropriate things as the Administrator may allow. The decision of the Administrator shall be made not later than 60 days after the receipt of the request for review, unless special circumstances, such as the need to hold a hearing, require an extension of time, in which case a decision shall be rendered not later than 120 days after the receipt of a request for review. Such decision shall be final and binding on the claimant.

14.08.	Successor Companies. The Plan shall be binding upon the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, and whether by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, by written agreement to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. The provisions of this Section 14.08 shall continue to apply to each subsequent Company of the Participant hereunder in the event of any subsequent merger, consolidation, or transfer of assets of such subsequent Company.

14.09.	Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

14.10	Section 409A of the Code.

(a)	This Plan is intended to comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Consistent with the foregoing, any changes made in the amended and restated Plan to provisions affecting the Grandfathered Account are intended to be clarifying changes consistent with historic practices in administering the Plan prior to the Effective Date. Notwithstanding the foregoing, with respect to the Specified Elective Accounts: (i) the restatement of the Plan as of the Restatement Date is intended to be a material modification of the Plan with respect to such Specified Elective Accounts, and (ii) from and after the Restatement Date, the Plan, as amended hereby, is intended to comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. The Company makes no guarantee with respect to the tax treatment of payments hereunder, and the Company shall not be responsible in any event with regard to non-compliance with Section 409A.

(b)	If under this Plan, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

15.	Source of Benefits

The Plan is an unfunded plan maintained by the Company for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Benefits under the Plan shall be payable from the general assets of the Company. The Plan shall not be construed as conferring on a Participant any right, title, interest, or claim in or to any specific asset, reserve, account, or property of any kind possessed by the Company. References in the Plan to Deemed Investment Choices are for the sole purpose of attributing hypothetical investment performance to each Participant’s Deemed Investment Account. Nothing herein shall require the Company to invest, earmark, or set aside its general assets in any specific manner. To the extent that a Participant or any other person acquires a right to receive payments from the Company, such right shall be no greater than the right of an unsecured general creditor.

16.	Effective Date

This Plan was initially effective January 1, 2001, was amended and restated effective as of January 1, 2005, and is now hereby amended and restated effective as of March 1, 2013.

17.	Amendment or Termination

The Board reserves the right to amend or terminate this Plan at any time; provided, however, that without such Participant’s written consent, no amendment or termination of the Plan shall adversely affect the right of any Participant to receive, or otherwise result in a material adverse effect on such Participant’s rights under the Plan with respect to, his or her accrued benefits as determined as of the date of amendment or termination. The lump-sum payment to a Participant of his or her entire Account balance upon a Plan termination, effected in a manner intended to comply with Section 409A of the Code, shall not be deemed to violate the proviso of the preceding sentence.

IN WITNESS WHEREOF, the Company has adopted this amendment and restatement of Plan on this 1st day of March 2013.

OPPENHEIMER & CO. INC.

By:

Its: